June 14, 2000

Mr. William H. Millard
61 Dalvey Road
Singapore 259504

Sir,

         This letter executed by both you and Asia Web Holdings, Inc. shall serve to set forth our understanding regarding your directorship and the options the Company is issuing to you:

     1. You shall serve on the Board of Directors of Asia Web Holdings, Inc. on a year-to-year basis for five years.

     2. Asia Web Holdings, Inc. shall issue to you a non qualified option, covering 500,000 shares of Common Stock for a period of five years. The options shall vest at a rate of 100,000 per year, the first vesting to commence immediately with the signing of this agreement. The exercise price for the options shall be $2.00 per share.

     3. The issuance and vesting of the options described in paragraph two shall be effective in all cases, save only (a) Millard resigns voluntary or (b) Millard is removed for cause from the Board of Directors prior to his serving for the full five years referred to in paragraph one.

     4. The points outlined herein shall be embodied in a more formal agreement to be entered into between the parties.


Agreed to by:

 /S/ William H. Millard                             /S/ Michael Schaffer
-----------------------------                      -----------------------------
William H. Millard                                 Asia Web Holdings, Inc.
                                                   Michael Schaffer, CEO